For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp Reports Second Quarter Earnings per Share of $0.40

Chicago, IL, July 23, 2007 -- PrivateBancorp, Inc. (NASDAQ: PVTB) today reported second quarter 2007 net income of $8.8 million, or $0.40 per diluted share, compared to  $10.0 million, or  $0.47 per diluted share, for the second quarter 2006.  Net income for the six months ended June 30, 2007 was $17.8 million, or $0.81 per diluted share, compared to $19.0 million, or $0.88 per diluted share for the prior year period.

“The year over year decrease in our net interest margin and the increase in non-performing assets negatively affected our operating results. We have been proactive in identifying our non-performing assets, and we are committed to improving our credit quality,” said Ralph B. Mandell, Chairman, President and CEO.

“We remain focused and optimistic about the growth prospects for the Company and the scalability of our unique approach to private banking, especially given the potential consolidation of the Chicago market.  Also, we are encouraged by the expansion of our client base and resultant loan growth in our Atlanta, Kansas City and Milwaukee markets,” said Mr. Mandell.  “We have made and continue to make significant investments in our infrastructure and new hires, and we expect these investments to enhance stockholder value in the long term.”

Net interest income totaled $32.1 million in the second quarter 2007, compared to $29.9 million for the second quarter 2006 and $32.0 million for the first quarter 2007.  Excluding net interest income from The PrivateBank – Georgia, net interest income decreased by $435,000 compared to the second quarter 2006.  A lower net interest margin, which decreased 36 basis points year over year and 7 basis points compared to the prior quarter, affected the second quarter 2007 results.  Loans placed on non-accrual status during the second quarter explain most of the decrease when compared to prior quarter.   Net interest margin (on a tax equivalent basis) was 3.19 percent for the second quarter 2007 compared to 3.55 percent in the second quarter 2006, and 3.26 percent in the first quarter 2007.

Non-performing assets to total assets were 0.70 percent at June 30, 2007, compared to 0.09 percent at June 30, 2006 and 0.34 percent at March 31, 2007.  Of $31.3 million in total non-performing assets at June 30, 2007, 45 percent are from the Chicago market, 32 percent are from St. Louis, 17 percent are from Michigan and 6 percent are from Georgia.  None of the loans in our Wisconsin or Kansas City markets are non-performing.    Of total non-performing assets, 33 percent are commercial real estate, 24 percent are commercial and industrial, 28 percent are construction loans, and the remaining 15 percent are residential real estate and personal loans.

The provision for loan losses in the second quarter 2007 was $3.0 million, compared to $2.4 million in the second quarter 2006 and $1.4 million in the first quarter 2007.  Net charge offs totaled $571,000, or 0.06 percent of average loans, in the quarter ended June 30, 2007, versus net charge offs of $389,000, or 0.05 percent of average loans in the prior year quarter and net charge-offs of $582,000, or 0.07 percent of average loans in the first quarter 2007.  The allowance for loan losses as a percentage of total loans was 1.11 percent at June 30, 2007, compared to 1.09 at March 31, 2007 and 1.13 percent at June 30, 2006.

Wealth management fee income was $4.0 million during the second quarter 2007, an increase of 12 percent from $3.6 million in the second quarter 2006 and up 5 percent from $3.8 million in the first quarter 2007.  Wealth management assets under management increased 16 percent to $3.12 billion at June 30, 2007 from $2.69 billion at June 30, 2006 and increased 6 percent from $2.95 billion at March 31, 2007.

Mortgage banking income was $1.2 million for the second quarter 2007 compared to  $1.0 million in the second quarter 2006 and $1.3 million for the first quarter 2007.

During the second quarter, the Company received $646,000 of insurance proceeds covering a portion of losses the Company incurred in the fourth quarter 2006 as a result of an employee fraud, which was previously disclosed.  The Company does not expect to recover any additional insurance proceeds relating to this fraud.

Non-interest expense increased by 23 percent to $23.3 million in the second quarter 2007 from $18.9 million in the second quarter 2006, and remained flat with the first quarter 2007.  For the quarter ended June 30, 2007, excluding the impact of The PrivateBank – Georgia and costs associated with the start up of The PrivateBank – Kansas City (in organization), non-interest expense increased 12 percent year over year.  During the second quarter 2007, non-interest expense at The PrivateBank – Georgia was $1.6 million, and the portion of non-interest expense attributable to The PrivateBank – Kansas City was $0.5 million.   The year over year core growth in our non-interest expense is primarily attributable to increased salary expenses associated with new hires and higher occupancy costs. Excluding the effect of The PrivateBank – Georgia, occupancy expense increased by 33 percent year over year as a result of opening two new offices and the relocation of three offices, including our headquarters, to larger facilities.

The number of managing directors increased to 160, compared to 126 at June 30, 2006 and 150 at March 31, 2007.  Since the end of the last quarter, seven of the ten were the result of promotions and three were net new hires.  The year over year increase includes 11 managing directors from the acquisition of The PrivateBank – Georgia and four managing directors from the start-up of The PrivateBank – Kansas City.  Full-time equivalent (FTE) employees increased 23 percent to 503 at the end of the second quarter 2007, from 409 at the end of the second quarter 2006, reflecting the continued growth of our Company and the addition of 37 FTEs as a result of the acquisition of The PrivateBank – Georgia.

During the second quarter 2007, share-based compensation expenses increased approximately $537,000 compared to the first quarter 2007 and $1.0 million compared to the second quarter 2006 due to new restricted stock and stock option awards.  The awards included a planned grant to Mr. Mandell of approximately $400,000, which, as previously reported, was immediately expensed based on accounting rules applicable to awards to retirement-eligible employees under the plan.

The efficiency ratio was 58.1 percent in the second quarter 2007, up from 50.3 percent in the prior year second quarter, but down from 59.3 percent reported in the first quarter 2007.  The year over year increase in the efficiency ratio was due to the combined effect of the increase in the Company’s operating expenses and the modest increase in net interest income as a result of lower net interest margin.

Total assets were $4.5 billion at June 30, 2007, an increase of 23 percent from $3.7 billion at June 30, 2006, and an increase of 5 percent from $4.3 billion at December 31, 2006.  At June 30, 2007, total loans were $3.7 billion, versus $3.0 billion at June 30, 2006 and $3.5 billion at December 31, 2006.  During the second quarter, loans grew by over 3 percent and at an annualized rate of approximately 14 percent.  Excluding The PrivateBank- Georgia, loans grew 18 percent year over year.

Total deposits were $3.6 billion at June 30, 2007, up from $3.1 billion at June 30, 2006 and unchanged from December 31, 2006.   Core deposits, defined as total deposits less brokered deposits, were $3.0 billion at quarter’s end, compared to $2.4 billion at June 30, 2006 and $3.0 billion at December 31, 2006.  During the second quarter, core deposits grew by 2 percent and at an annualized rate of 8 percent.  Excluding The PrivateBank - Georgia, core deposits grew 20 percent year over year.  Brokered deposits were $630.9 million at June 30, 2007, down from $748.0 million at June 30, 2006 and up from $589.3 million at December 31, 2006.  Funds borrowed, which include federal funds purchased, FHLB advances, borrowings under the Company’s credit facility, and convertible senior notes, increased to $407.7 million at June 30, 2007 from $133.2 million at June 30, 2006, and increased 45 percent from $281.7 million at December 31, 2006.  As previously announced, during the first quarter 2007, the Company issued $115.0 million of contingent convertible senior notes to qualified institutional investors, the proceeds of which were used to replace more expensive funding.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests.  The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients.  Through a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s personal and commercial banking and wealth management needs.  The Company, which had assets of $4.5 billion as of June 30, 2007, has 18 offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, the effect of continued margin pressure on the Company’s earnings, further deterioration in asset quality, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, unforeseen difficulties in the continued integration of The PrivateBank - Georgia or higher than expected operational costs, failure to get regulatory approval for a de novo federal savings bank in Kansas City, competition, failure to improve operating efficiencies through expense controls, and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.

Editor’s Note: Financial highlights attached.

Consolidated Statements of Income
(dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	unaudited	unaudited	unaudited	unaudited
Interest Income
Interest and fees on loans	$70,732	$55,127	$139,618	$104,037
Interest on investment securities	5,938	7,781	11,875	16,131
Interest on short-term investments	239	199	477	286
Total Interest Income	76,909	63,107	151,970	120,454

Interest Expense
Interest on deposits	38,341	29,281	75,776	53,833
Interest on borrowings	4,872	2,387	8,956	5,855
Interest on long-term debt - trust preferred securities	1,585	1,577	3,152	3,129
Total Interest Expense	44,798	33,245	87,884	62,817

Net Interest Income	32,111	29,862	64,086	57,637
Provision for loan losses	2,958	2,382	4,364	4,635
Net Interest Income After Provision	29,153	27,480	59,722	53,002

Non Interest Income
Wealth management income	4,024	3,603	7,850	6,763
Mortgage banking income	1,229	1,005	2,543	1,728
Other income	1,803	2,616	2,929	3,755
Net securities losses	(97)	(1,007)	(18)	(1,585)
Gains on interest rate swap	-	413	-	968
Total Non Interest Income	6,959	6,630	13,304	11,629

Non Interest Expense
Salaries and benefits	12,734	10,325	26,463	20,861
Occupancy expense	3,160	2,214	5,950	4,383
Professional fees	1,610	1,955	3,325	2,971
Wealth management fees	868	799	1,650	1,205
Marketing	1,330	1,083	2,619	1,996
Data processing	984	764	1,885	1,530
Amortization of intangibles	242	153	485	307
Insurance	363	323	714	632
Other operating expenses	2,019	1,318	3,584	2,607
Total Non Interest Expense	23,310	18,934	46,675	36,492

Minority interest expense	95	86	185	163
Income Before Income Taxes	12,707	15,090	26,166	27,976
Income tax expense	3,956	5,077	8,379	8,976
Net Income	$8,751	$10,013	$17,787	$19,000

Weighted Average Shares Outstanding	21,185,400	20,659,566	21,257,808	20,615,276
Diluted Average Shares Outstanding	21,810,173	21,523,387	21,917,667	21,509,786

Per Share Data
Basic	$0.41	$0.48	$0.84	$0.92
Diluted	$0.40	$0.47	$0.81	$0.88
Dividends	$0.075	$0.060	$0.150	$0.120

Note 1:  Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Consolidated Balance Sheets
(dollars in thousands except per share data)

	06/30/07	12/31/06	06/30/06
	unaudited	audited	unaudited
Assets
Cash and due from banks	$63,074	$42,428	$46,625
Short-term investments	19,672	36,969	1,496
Investment securities: available-for-sale	495,854	496,782	499,801
Loans held for sale	20,905	14,515	6,443

Loans	3,705,339	3,499,988	2,956,026
Allowance for loan losses	(41,280)	(38,069)	(33,490)
Net loans	3,664,059	3,461,919	2,922,536

Premises and equipment, net	23,415	21,413	17,902
Goodwill	93,043	93,043	63,176
Other assets	105,988	97,355	94,288
Total Assets	$4,486,010	$4,264,424	$3,652,267

Liabilities
Non-interest bearing deposits	$303,455	$300,689	$273,003
Interest bearing deposits	3,335,090	3,250,324	2,852,771
Total deposits	3,638,545	3,551,013	3,125,774

Funds borrowed	407,696	281,733	133,163
Trust preferred securities	101,033	101,033	101,033
Other liabilities	32,627	33,521	41,497
Total Liabilities	4,179,901	3,967,300	3,401,467

Stockholders' Equity
Common stock and additional paid-in-capital	179,528	174,968	146,824
Treasury stock	(13,148)	(5,254)	(3,812)
Retained earnings	136,057	121,539	105,269
Accumulated other comprehensive income	3,672	5,871	2,519
Total Stockholders' Equity	306,109	297,124	250,800

Total Liabilities and Stockholders' Equity	$4,486,010	$4,264,424	$3,652,267

Note 1:  Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Key Financial Data
Unaudited
(dollars in thousands except per share data)

	2Q07	1Q07	4Q06	3Q06	2Q06
Key Statistics
Net income	$8,751	$9,036	$9,052	$9,794	$10,013
Basic earnings per share	$0.41	$0.42	$0.43	$0.48	$0.48
Diluted earnings per share	$0.40	$0.41	$0.42	$0.46	$0.47

Return on average total assets	0.80%	0.86%	0.91%	1.04%	1.10%
Return on average total equity	11.66%	12.37%	13.61%	15.43%	16.65%
Dividend payout ratio	18.64%	18.50%	14.44%	12.96%	12.65%
Fee revenue as a percent of total revenue (1)	18.01%	16.39%	15.81%	15.79%	19.48%
Wealth management assets under management	3,119,878	2,952,227	2,902,205	2,780,121	2,686,255

Non-interest income to average assets	0.64%	0.60%	0.56%	0.63%	0.73%
Non-interest expense to average assets	2.13%	2.22%	2.27%	2.13%	2.08%
Net overhead ratio (2)	1.49%	1.62%	1.71%	1.50%	1.35%
Efficiency ratio (3)	58.1%	59.3%	61.9%	53.9%	50.3%

Net interest margin
Fed funds sold & other short-term investments	5.15%	3.26%	5.48%	6.40%	5.02%
Investment Securities (taxable)	5.16%	5.01%	4.51%	5.50%	5.75%
Investment Securities (non-taxable)	6.89%	6.89%	6.90%	6.88%	6.90%
Loans, net of unearned discount	7.76%	7.84%	7.78%	7.83%	7.64%
Yield on average earning assets	7.53%	7.56%	7.49%	7.59%	7.39%
Interest bearing deposits	4.70%	4.67%	4.65%	4.53%	4.21%
Funds borrowed	4.94%	4.87%	5.15%	5.20%	4.58%
Trust preferred securities	6.20%	6.21%	6.21%	6.21%	6.17%
Cost of average interest-bearing liabilities	4.77%	4.73%	4.73%	4.62%	4.29%
Net interest spread (4)	2.76%	2.84%	2.77%	2.97%	3.10%
Net interest margin (5)	3.19%	3.26%	3.25%	3.47%	3.55%

Tax equivalent adjustment to net interest income (6)	$1,072	$1,073	$1,058	$1,166	$1,173

(1)	Represents wealth management, mortgage banking and other income as a percentage of the sum of net interest income and wealth management, mortgage banking and other income.
(2)	Non-interest expense less non-interest income divided by average total assets.
(3)	Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.
(4)	Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)	Net interest income, on a tax equivalent basis, divided by average interest-earning assets.
(6)
The company adjusts GAAP reported net interest income by the tax equivalent adjustment amount to account for the tax attributes on federally tax exempt municipal securities.  For GAAP purposes, tax benefits associated with federally tax exempt municipal securities are recorded as a benefit in income tax expense.  The following table reconciles reported net interest income to net interest income on a tax equivalent basis for the periods presented:

	Reconciliation of net interest income to net interest income on a tax equivalent basis
	2Q07	1Q07	4Q06	3Q06	2Q06
Net interest income	$32,111	$31,975	$29,797	$30,040	$29,862
Tax equivalent adjustment to net interest income	1,072	1,073	1,058	1,166	1,173
Net interest income, tax equivalent basis	$33,183	$33,048	$30,855	$31,206	$31,035

Key Financial Data
Unaudited
(dollars in thousands except per share data)

	2Q07		1Q07		4Q06		3Q06		2Q06
Balance Sheet Ratios
Loans to Deposits (period end)	101.84%		99.96%		98.56%		96.84%		94.57%

Average interest-earning assets to average interest-bearing liabilities	109.9		109.8		111.3		112.2		111.9

Per Share Data
Dividends	$0.075		$0.075		$0.060		$0.060		$0.060
Book value (period end)	$14.19		$13.92		$13.83		$12.73		$12.08
Tangible book value (period end) (1)	$9.56		$9.26		$9.15		$9.45		$8.78

Share Price Data (period end)
Closing Price	$28.80		$36.56		$41.63		$45.72		$41.41
Diluted earnings multiple (2)	17.95	x	21.99	x	24.98	x	25.05	x	21.97	x
Book value multiple	2.03	x	2.63	x	3.01	x	3.59	x	3.43	x

Common Stock Information
Outstanding shares at end of period	21,567,545		21,531,296		21,481,250		20,842,083		20,769,859

Number of shares used to compute:
Basic earnings per share	21,185,400		21,331,021		20,882,759		20,581,504		20,659,566
Diluted earnings per share	21,810,173		22,018,295		21,637,210		21,440,343		21,523,387

Capital Ratios (period end) (3):
Total equity to total assets	6.82%		6.90%		6.97%		6.84%		6.87%
Total risk-based capital ratio	10.62%		10.45%		10.36%		10.71%		10.66%
Tier-1 risk-based capital ratio	8.08%		7.93%		8.06%		8.53%		8.52%
Leverage ratio	7.07%		6.95%		7.51%		7.26%		7.33%

(1)	Tangible book value is total capital less goodwill and other intangibles divided by outstanding shares at end of period.
(2)	Period end closing stock price divided by annualized quarterly earnings for the quarter then ended.
(3)	Capital ratios for the most recent period presented in the press release are based on preliminary data.

Key Financial Data
Unaudited
(dollars in thousands)

	2Q07	1Q07	4Q06	3Q06	2Q06
Credit Quality
Key Ratios
Net charge-offs (recoveries) to average loans	0.06%	0.07%	0.01%	0.04%	0.05%
Total non-performing loans to total loans	0.72%	0.28%	0.25%	0.06%	0.10%
Total non-performing assets to total assets	0.70%	0.34%	0.23%	0.06%	0.09%
Nonaccrual loans to:
total loans	0.56%	0.13%	0.11%	0.02%	0.06%
total assets	0.46%	0.11%	0.09%	0.02%	0.05%
Allowance for loan losses to:
total loans	1.11%	1.09%	1.09%	1.11%	1.13%
non-performing loans	155%	391%	427%	1877%	1122%
nonaccrual loans	199%	808%	1010%	5897%	1946%

Non-performing assets:
Loans delinquent over 90 days	$5,844	$5,124	$5,137	$1,260	$1,262
Nonaccrual loans	20,731	4,816	3,770	588	1,721
OREO	4,683	4,831	1,101	480	203
Total non-performing assets	$31,258	$14,771	$10,008	$2,328	$3,186

Net loan charge-offs (recoveries):
Loans charged off	$647	$586	$86	$308	$466
(Recoveries)	(76)	(4)	(37)	(17)	(77)
Net charge-offs (recoveries)	$571	$582	$49	$291	$389

Provision for loan losses	$2,958	$1,406	$707	$1,494	$2,382

Allowance for Loan Losses Summary
Balance at beginning of period	$38,893	$38,069	$34,693	$33,490	$31,497
Provision	2,958	1,406	707	1,494	2,382
Net charge-offs (recoveries)	571	582	49	291	389
Addition of The PrivateBank - Georgia allowance	-	-	2,718	-	-
Balance at end of period	$41,280	$38,893	$38,069	$34,693	$33,490

Net loan charge-offs (recoveries):
Commercial real estate	-	-	-	-	$250
Residential real estate	-	-	-	-	-
Commercial	$397	$581	$29	$298	$180
Personal	$(2)	$1	$20	$(7)	$(41)
Home equity	-	-	-	-	-
Construction	$176	-	-	-	-
Total net loan charge-offs (recoveries)	$571	$582	$49	$291	$389

Key Financial Data
Unaudited
(dollars in thousands)

June 30, 2007

	Non performing Loans	NPLs as % of Total Loans (1)	Other Real Estate Owned	Non performing Assets	NPAs as % of Total Assets (2)
Credit Quality
Non performing assets
Chicago	$13,094	0.53%	$1,090	$14,184	0.47%
St. Louis (3)	8,600	2.32%	1,163	9,763	2.18%
Michigan	3,131	0.58%	2,398	5,529	0.86%
Georgia	1,750	0.72%	32	1,782	0.56%
Wisconsin	--	--	--	--	--
Consolidated non-performing assets	$26,575	0.72%	$4,683	$31,258	0.70%

Non-performing assets (4):	Commercial	Commercial Real Estate	Construction	Residential Real Estate	Personal
Chicago	17%	13%	7%	4%	4%
St. Louis (3)	3%	17%	7%	5%	--
Michigan	3%	3%	9%	2%	--
Georgia	1%	--	5%	--	--
Wisconsin	--	--	--	--	--
Consolidated non-performing assets	24%	33%	28%	11%	4%

Note: Non performing loans are defined as loans delinquent> 90 days and non accrual loans.  Non performing assets are non performing loans and Other Real Estate owned.

(1)	Non performing loans are presented as a percentage of each entities' gross loans

(2)	Non performing assets are presented as a percentage of each entities' total assets

(3)	St. Louis loans and total assets includes Kansas City total loans and assets. Kansas City had no non-performing assets at 6/30/07.

(4)	Non performing assets are presented here as a percentage of consolidated non performing assets

Key Financial Data
Unaudited
(dollars in thousands)

	2Q07	1Q07	4Q06	3Q06	2Q06
Summary Income Statement
Interest Income
Interest and fees on loans	$70,732	$68,886	$64,418	$60,361	$55,127
Interest on investment securities	5,938	5,937	5,274	6,367	7,781
Interest on short-term investments	239	238	320	116	199
Total Interest Income	76,909	75,061	70,012	66,844	63,107

Interest Expense	44,798	43,086	40,215	36,804	33,245

Net Interest Income	32,111	31,975	29,797	30,040	29,862
Provision for loan losses	2,958	1,406	707	1,494	2,382

Net Interest Income after Provision for Loan Losses	29,153	30,569	29,090	28,546	27,480

Non Interest Income
Wealth management income	4,024	3,826	3,615	3,477	3,603
Mortgage banking income	1,229	1,314	807	804	1,005
Other income	1,803	1,126	1,172	1,351	2,616
Net securities (losses) gains	(97)	79	(1)	1,212	(1,007)
Gains (losses) on interest rate swap	-	-	-	(904)	413
Total Non Interest Income	6,959	6,345	5,593	5,940	6,630

Non Interest Expense
Salaries and benefits	12,734	13,729	12,205	10,864	10,325
Occupancy expense	3,160	2,790	2,733	2,639	2,214
Professional fees	1,610	1,715	1,976	1,866	1,955
Wealth management fees	868	782	686	774	799
Marketing	1,330	1,289	1,137	1,159	1,083
Data processing	984	901	999	788	764
Insurance	363	352	337	349	323
Amortization of intangibles	242	243	169	152	153
Other operating expenses	2,019	1,564	2,321	1,420	1,318
Total Non Interest Expense	23,310	23,365	22,563	20,011	18,934

Minority interest expense	95	90	82	85	86
Income Before Income Taxes	12,707	13,459	12,038	14,390	15,090
Income tax expense	3,956	4,423	2,986	4,596	5,077
Net income	$8,751	$9,036	$9,052	$9,794	$10,013

Note 1:  Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Balance Sheets
(dollars in thousands)

	unaudited	unaudited	audited	unaudited	unaudited
	06/30/07	03/31/07	12/31/06	09/30/06	06/30/06
Assets
Cash and due from banks	$63,074	$73,736	$42,428	$91,026	$46,625
Short-term investments	19,672	17,535	36,969	33,565	1,496
Investment securities: available-for-sale	495,854	482,024	496,782	458,869	499,801
Loans held for sale	20,905	14,928	14,515	7,719	6,443
Loans	3,705,339	3,581,398	3,499,988	3,136,634	2,956,026
Less: Allowance for loan losses	(41,280)	(38,893)	(38,069)	(34,693)	(33,490)
Net loans	3,664,059	3,542,505	3,461,919	3,101,941	2,922,536
Premises and equipment, net	23,415	21,674	21,413	19,825	17,902
Goodwill	93,043	93,043	93,043	63,176	63,176
Other assets	105,988	98,427	97,355	101,472	94,288
Total Assets	$4,486,010	$4,343,872	$4,264,424	$3,877,593	$3,652,267

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$303,455	$312,648	$300,689	$280,478	$273,003
Interest bearing demand deposits	150,324	144,812	152,323	115,531	127,445
Savings and money market deposits	1,505,303	1,485,783	1,575,080	1,327,932	1,277,067
Time deposits	1,679,463	1,639,578	1,522,921	1,514,881	1,448,259
Total deposits	3,638,545	3,582,821	3,551,013	3,238,822	3,125,774
Funds borrowed	407,696	334,128	281,733	235,858	133,163
Long-term debt - Trust Preferred Securities	101,033	101,033	101,033	101,033	101,033
Other liabilities	32,627	26,218	33,521	36,653	41,497
Total liabilities	4,179,901	4,044,200	3,967,300	3,612,366	3,401,467
Stockholders' equity	306,109	299,672	297,124	265,227	250,800
Total Liabilities and Stockholders' Equity	$4,486,010	$4,343,872	$4,264,424	$3,877,593	$3,652,267

Average Quarterly Balance Sheets
(unaudited, dollars in thousands)

	06/30/07	03/31/07	12/31/06	09/30/06	06/30/06
Assets
Cash and due from banks	$68,293	$45,656	$48,478	$43,029	$37,582
Short-term investments	14,670	29,348	21,341	7,101	15,646
Investment securities: available-for-sale	485,354	490,844	464,005	494,626	579,223
Loans held for sale	12,891	10,493	10,891	6,875	7,375
Loans	3,629,839	3,528,404	3,259,404	3,037,863	2,869,754
Less: Allowance for loan losses	(39,304)	(38,157)	(36,175)	(34,335)	(32,517)
Net loans	3,590,535	3,490,247	3,223,229	3,003,528	2,837,237
Premises and equipment, net	23,040	21,485	20,594	19,137	17,148
Goodwill	93,044	93,043	69,344	63,176	63,176
Other assets	99,148	93,959	80,779	92,902	86,282
Total Assets	$4,386,975	$4,275,075	$3,938,661	$3,730,374	$3,643,669

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$302,941	$265,914	$273,576	$271,287	$264,798
Interest bearing demand deposits	147,590	139,808	119,575	122,321	128,854
Savings and money market deposits	1,482,747	1,553,254	1,445,841	1,315,230	1,273,639
Time deposits	1,638,127	1,556,657	1,490,239	1,435,345	1,389,356
Total deposits	3,571,405	3,515,633	3,329,231	3,144,183	3,056,647
Funds borrowed	382,991	333,312	209,039	180,608	206,098
Long-term debt - Trust Preferred Securities	101,033	101,033	101,033	101,033	101,033
Other liabilities	30,472	28,874	35,570	52,704	38,670
Total liabilities	4,085,901	3,978,852	3,674,873	3,478,528	3,402,448
Stockholders' equity	301,074	296,223	263,788	251,846	241,221
Total Liabilities and Stockholders' Equity	$4,386,975	$4,275,075	$3,938,661	$3,730,374	$3,643,669

Average Year-To-Date Balance Sheets
(unaudited, dollars in thousands)

	06/30/07	03/31/07	12/31/06	09/30/06	06/30/06
Assets
Cash and due from banks	$62,928	$45,656	$28,848	$38,598	$36,348
Short-term investments	19,423	29,348	10,696	6,593	11,505
Investment securities: available-for-sale	488,084	490,844	557,696	589,318	637,450
Loans held for sale	11,042	10,493	7,719	7,368	7,520
Loans	3,579,872	3,528,404	2,959,125	2,857,212	2,765,489
Less: Allowance for loan losses	(38,733)	(38,157)	(33,281)	(32,305)	(31,274)
Net loans	3,541,139	3,490,247	2,925,844	2,824,907	2,734,215
Premises and equipment, net	22,267	21,485	18,094	17,190	15,790
Goodwill	93,044	93,043	64,730	63,176	63,176
Other assets	96,773	93,959	81,879	87,709	85,480
Total Assets	$4,334,700	$4,275,075	$3,695,506	$3,634,859	$3,591,484

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$290,848	$265,914	$252,338	$259,094	$252,529
Interest bearing demand deposits	143,720	139,808	123,554	124,895	126,204
Savings and money market deposits	1,517,512	1,553,254	1,319,457	1,276,866	1,257,367
Time deposits	1,597,618	1,556,657	1,387,214	1,352,495	1,310,384
Total deposits	3,549,698	3,515,633	3,082,563	3,013,350	2,946,484
Funds borrowed	355,589	333,312	230,461	237,247	266,123
Long-term debt - Trust Preferred Securities	101,033	101,033	101,033	101,033	101,033
Other liabilities	29,699	28,874	36,492	44,411	40,080
Total liabilities	4,036,019	3,978,852	3,450,549	3,396,041	3,353,720
Stockholders' equity	298,681	296,223	244,957	238,818	237,764
Total Liabilities and Stockholders' Equity	$4,334,700	$4,275,075	$3,695,506	$3,634,859	$3,591,484